Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Manchester United plc of our report dated July 23, 2012 relating to the financial statements of Red Football Shareholder Limited, which appears in Manchester United Ltd.’s Registration Statement on Form F-1, as amended (file No. 333-182535). We also consent to the reference to us under the heading “Experts” in Manchester United Ltd.’s Registration Statement on Form F-1, as amended (file No. 333-182535), incorporated by reference into this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Manchester, United Kingdom
August 13, 2012